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                                                                     EXHIBIT 2.3



                       SUBORDINATED REVOLVING CREDIT NOTE

$5,000,000                       Dallas, Texas             As of October 3, 2001

         FOR VALUE RECEIVED, the undersigned, MADISON OIL COMPANY, a Delaware corporation ("MAKER"), hereby unconditionally promises to pay to the order of TOREADOR RESOURCES CORPORATION, a Delaware corporation ("PAYEE"), at 4809 Cole Avenue, Suite 108, Dallas, Texas 75205, or at such other address given to Maker by Payee, the principal sum of FIVE MILLION AND 00/100 DOLLARS ($5,000,000), or so much thereof as shall be advanced prior to maturity, in lawful money of the United States of America, together with interest on the unpaid principal balance from day to day outstanding, computed from the date of advance until maturity at the rates per annum provided below.

         1. CERTAIN DEFINITIONS. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement (defined below). In addition, as used herein, the following terms shall have the respective meanings assigned to such term:

         "ADVANCE" means the disbursement by Payee of a sum or sums lent to Maker pursuant to this Note or the Credit Agreement.

         "BASE RATE" means, for any day, the rate per annum equal to the Prime Rate as most recently published in the Wall Street Journal. Any change in the Base Rate due to a change in the Prime Rate shall be effective on the effective date of such change in the Prime Rate.

         "BUSINESS DAY" means, for all purposes, any day other than a Saturday, Sunday, or day on which national banks are authorized to be closed under the laws of the State of Texas.

         "CREDIT AGREEMENT" means that certain Subordinated Revolving Credit Agreement dated of even date herewith, executed by Maker and Payee, as modified, amended, renewed, extended, or restated from time to time.

         "MAXIMUM RATE" means the highest non-usurious rate of interest (if any) permitted from day to day by applicable law. Payee hereby notifies and discloses to Maker that, for purposes of Texas Finance Code Section 303.001, as it may from time to time be amended, the "applicable ceiling" shall be the "weekly ceiling" from time to time in effect as limited by Texas Finance Code Section 303.009; provided, however, that to the extent permitted by applicable law, Payee reserves the right to change the "applicable ceiling" from time to time by further notice and disclosure to Maker.

         "NOTICE OF BORROWING" means a notice substantially in the form of EXHIBIT A.

         2. PAYMENT OF PRINCIPAL. The unpaid principal balance of this Note shall be due and payable on the Termination Date.

         3. INTEREST.

         (a) RATE OF INTEREST. Subject to SECTION 3(D) below, the unpaid principal of this Note shall bear interest from the date of advance until paid at a rate per annum which shall from day to day be equal to the lesser of (i) the Base Rate in effect from day to day, and (ii) the Maximum Rate.

REVOLVING CREDIT NOTE

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         (b) ADVANCES.

                  (i) Subject to the conditions set forth in the Credit Agreement and this Note, Maker may request an Advance under this Note by submitting a Notice of Borrowing, which is irrevocable and binding upon Maker. Such Notice of Borrowing shall be received by Payee on or before 10:00 a.m. (Dallas, Texas time) on the day of each Advance. Each Advance under this Note shall be in the amount of $25,000 or a greater integral multiple thereof. Subject to the terms and conditions in the Credit Agreement and this Note, by not later than 2:00 p.m., Dallas, Texas time, on the date specified, Payee shall make available to Maker, at an account designated by Maker, the amount of a requested Advance under this Note in immediately available funds.

                  (ii) Each Notice of Borrowing shall be irrevocable and binding on Maker and Maker shall indemnify Payee against any loss, cost, or expense incurred or suffered by Payee as a result of (A) any failure to fulfill, on or before the date specified for such Advance, any condition to such Advance set forth in this Note or the Credit Agreement, or (B) Maker's request that an Advance not be made on the date specified for such Advance in the Notice of Borrowing. A certificate of Payee establishing the amount due from Maker according to the preceding sentence, together with a description in reasonable detail of the manner in which such amount has been calculated, shall be conclusive in the absence of manifest error.

         (c) INTEREST PAYMENT DATES. Interest on the unpaid principal amount of this Note, computed as provided herein, shall be due and payable monthly as it accrues, commencing on October 31, 2001 and thereafter on last day of each succeeding calender month, and at maturity.

         (d) INTEREST ON PAST-DUE AMOUNTS. To the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, the unpaid principal of, and accrued interest on, this Note shall bear interest at the lesser of (i) the Base Rate plus two percent (2%), and (ii) the Maximum Rate.

         (e) RECAPTURE. If the Base Rate (the "CONTRACT RATE") exceeds the Maximum Rate, then the Contract Rate shall be limited to the Maximum Rate, but any subsequent reductions in the applicable rate shall not reduce the interest rate thereon below the Maximum Rate until the total amount of accrued interest equals the amount of interest that would have accrued if the Contract Rate had always been in effect. If at maturity (stated or by acceleration) the total interest paid or accrued is less than the interest that would have accrued if the Contract Rate had always been in effect, then, at that time and to the extent permitted by applicable law, Maker shall pay an amount equal to the difference between (i) the lesser of the amount of interest that would have accrued if the Contract Rate had always been in effect and the amount of interest that would have accrued if the Maximum Rate had always been in effect, and (ii) the amount of interest actually paid or accrued on this Note.

         (f) GENERALLY. Interest will be calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of 360 days (unless the calculation would result in an interest rate greater than the Maximum Rate, in which event interest will be calculated on the basis of a year of 365 or 366 days, as the case may be). All interest rate determinations and calculations by Payee are conclusive and binding absent manifest error.

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         4. PREPAYMENT. Maker may prepay this Note, in whole or in part, at any time and from time to time without premium or penalty. Any prepayment made hereunder shall be (a) in the amount of $25,000 or a greater integral multiple of $5,000, and (b) made together with interest accrued (through the date of such prepayment) on the principal amount prepaid.

         5. PAYMENT DATES; MANNER OF PAYMENT; APPLICATION OF PAYMENTS. Should the principal of, or any installment of the principal of or interest on, this Note become due and payable on any day other than a Business Day, then the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable with respect to such extension. All payments of principal of, and interest on, this Note shall be made by Maker to Payee its address stated above in federal or other immediately available funds. Payments made to Payee by Maker hereunder shall be applied first to accrued interest and then to principal (in the inverse order of maturity). Payments received by Payee after 2:00 p.m. on any Business Day shall be deemed to have been received on the following Business Day.

         6. RIGHTS UNDER CREDIT AGREEMENT. This Note has been executed and delivered pursuant to, and is subject to certain terms and conditions set forth in, the Credit Agreement and is the " NOTE" referred to therein. The holder of this Note shall be entitled to the benefits provided in the Credit Agreement. Reference is made to the Credit Agreement for a statement of (a) the obligation of Payee to advance funds hereunder, (b) the events upon which the maturity of this Note may be accelerated, and (c) Maker's right to cure certain events of default, if any, as more fully set forth therein.

         7. SUBORDINATION. Payment of this Note is subordinated to the extent set forth in Section 3 of the Credit Agreement.

         8. WAIVERS. Except as expressly provided in the Credit Agreement, Maker and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

         9. NO WAIVER. No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

         10. LIMITATION OF INTEREST. Regardless of any provision contained in this Note, the Credit Agreement, or any other Loan Document, Payee shall never be deemed to have contracted for or be entitled to receive, collect, or apply as interest on this Note (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the Maximum Rate, and, in the event that Payee ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest Maximum Rate,


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Maker, and Payee shall, to the maximum extent permitted under applicable law,
(a) characterize any non_principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and
(c) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term; provided that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, if any, then Payee or any holder hereof shall refund to Maker the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all advances made by the Payee or any holder hereof under this Note at the time in question.

         11. GOVERNING LAW. THIS NOTE IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED IN THE STATE OF TEXAS. EXCEPT TO THE EXTENT THAT THE LAWS OF THE UNITED STATES MAY APPLY TO THE TERMS HEREOF, THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THIS NOTE.

         12. FINAL AGREEMENT. THE PROVISIONS OF THIS NOTE AND THE LOAN DOCUMENTS MAY BE AMENDED OR REVISED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY MAKER AND PAYEE. THIS NOTE AND ALL THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT OF MAKER AND PAYEE AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE.

     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE TO FOLLOW]

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         EXECUTED AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

                                     MAKER:

                                     MADISON OIL COMPANY, a Delaware corporation


                                     By: /s/ HERBERT L. BREWER
                                        ----------------------------------------
                                     Name: Herbert L. Brewer
                                          --------------------------------------
                                     Title: Chairman and CEO
                                           -------------------------------------




REVOLVING CREDIT NOTE

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                                    EXHIBIT A

                               NOTICE OF BORROWING

         1. SUBMISSION PURSUANT TO CREDIT AGREEMENT AND NOTE. This Notice of Borrowing is executed and delivered by MADISON OIL COMPANY, a Delaware corporation ("BORROWER") to TOREADOR RESOURCES CORPORATION, a Delaware corporation ("LENDER"), pursuant to that certain Subordinated Revolving Credit Agreement dated as of October 3, 2001, between Borrower and Lender (the "CREDIT AGREEMENT") and the Note defined therein. Capitalized terms used herein shall, unless otherwise indicated, have the respective meanings assigned to them in the Note.

         2. REQUEST FOR BORROWING. Borrower hereby requests that Lender make an Advance to Borrower pursuant to the Credit Agreement and the Note as follows:

         (a)      Amount of Advance:
                                    ------------------------------------------
                  (Minimum of $25,000, or a greater integral multiple thereof;).

         (b)      Date of Advance:
                                   -------------------------------------------

         3. REPRESENTATIONS, WARRANTIES, AND CERTIFICATIONS. Borrower hereby represents, warrants, and certifies to Lender that, as of the date of the Advance requested herein:

         (a)      There exists no Potential Default or Event of Default.

         (b) Borrower has performed and complied with all agreements and conditions contained in the Credit Agreement that are required to be performed or complied with by Borrower.

         (c) The representations and warranties contained in the Credit Agreement and each of the other Loan Documents are true and correct in all respects, with the same force and effect as though made on and as of the date of the Advance.

         5. EXECUTION AUTHORIZED. This Notice of Borrowing is executed on __________________, 200_, by a responsible officer of Borrower. The undersigned, in such capacity, hereby certifies each and every matter contained herein to be true and correct.

                                     BORROWER:

                                     MADISON OIL COMPANY, a Delaware corporation



                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------


REVOLVING CREDIT NOTE


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